Exhibit 10.1
AMENDMENT NUMBER THREE TO THE
EXCO RESOURCES, INC. AMENDED AND RESTATED
2005 LONG-TERM INCENTIVE PLAN
This AMENDMENT NUMBER THREE TO THE EXCO RESOURCES, INC. AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of June 11, 2013, is made and entered into by EXCO Resources, Inc., a Texas corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).
RECITALS
WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and
WHEREAS, the Board desires to amend the Plan, subject to shareholder approval, to (i) increase the aggregate number of shares of Common Stock that may be issued or transferred under the Plan as set forth in Article 5 of the Plan by 17,000,000 shares, (ii) decrease the amount that each share subject to a Full-Value Award granted pursuant to the Plan counts against the total number of shares that are reserved for issuance under the Plan from 2.1 to 1.74, (iii) extend the term of the Plan until February 28, 2023, and (iv) provide for the electronic issuance of shares of Common Stock; and
WHEREAS, the Board intends to submit the proposal to amend the Plan to the Company’s shareholders at the 2013 Annual Meeting of Shareholders.
NOW, THEREFORE, in accordance with Article 9 of the Plan, effective as of June 11, 2013, the Company hereby amends the Plan as follows:
1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:
5.1    Number Available for Awards.
(a) In General. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is forty-five million five hundred thousand (45,500,000) shares, all of which may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.
(b) Exempt Shares. No more than ten percent (10%) of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1(a) may be shares designated as “Exempt Shares.”
(c) Full Value Awards. The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by one and seventy-four one hundredths (1.74) shares of Common Stock for each share of Common Stock delivered in settlement of any Full Value Award. If any shares of Common Stock acquired pursuant to a Full Value Award shall be forfeited, shall expire or be canceled, and would otherwise return to the Plan pursuant to Section 5.2, the number of shares of Common Stock that shall be available for the grant of an Award pursuant to the Plan shall be increased by one and seventy-four one hundredths (1.74) shares of Common Stock for each share of Common Stock subject to such Full Value Award at the time such Full Value Award, in full or in part, is forfeited, expired or canceled.
2. Section 6.4(a) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 6.4(a):
(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.9 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.
3. Section 8.3(c) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 8.3(c):
(c) Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.
4. Article 10 of the Plan is hereby amended by deleting said article in its entirety and substituting in lieu thereof the following new Article 10:
ARTICLE 10
TERM
The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on February 28, 2023, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.
5. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.
[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

EXCO RESOURCES, INC.

By:	/s/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer